Exhibit 99.2

Senetek PLC Retires All $3.3 Million of Senior Notes Outstanding; Signs $1.5 Million Revolving Credit With Silicon Valley Bank

NAPA, Calif., March 31 /PRNewswire-FirstCall/ — Senetek PLC (OTC Bulletin Board: SNTKY - News), www.senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, announced the signing of a definitive agreement under which it today retired its outstanding $3.3 million principal amount of senior secured notes. “The extinguishment of this debt marks a milestone in Senetek’s history. We were able to use the cash generated by the business to finally retire the notes and upgrade our balance sheet. In addition, we were able to establish a new relationship with a strong commercial bank experienced in the life sciences. We have repaired and strengthened Senetek’s financial foundation and this bodes well for our future, allowing us to focus on accelerating the development of our rich portfolio of skincare compounds,” stated Frank J. Massino, Senetek’s Chairman and CEO.

Under the agreement with its note and warrant holders, Senetek prepaid the full principal amount of the notes plus accrued interest and Senetek canceled its outstanding Series A, B and D warrants to purchase 3 million, 3.3 million and 3.4 million Senetek shares, respectively, at purchase prices per share of $1.25, $1.00 and $0.40, respectively, and issued to the holders a new series of warrants to purchase 3 million shares at a purchase price of $0.25 per share with the same expiration date as the cancelled warrants, March 4, 2011. Senetek noted that in the absence of this agreement, all 9.7 million warrants would have remained outstanding after retirement of the Notes and the exercise price of 2,650,000 of the Series B Warrants would have been reduced to $0.50 per share when the Notes were prepaid. Senetek expects to incur a non- cash charge reflecting early extinguishment of debt in an amount to be determined. The Notes that were retired had been collateralized by all of the Company’s assets, including its Invicorp patents and licenses, proceeds of its Reliaject sale, its monoclonal antibodies license and all future patents and licenses on new active ingredients.

Senetek also announced the signing of a two year, $1.5 million revolving credit agreement with Silicon Valley Bank. Senetek has also chosen Silicon Valley Bank as its primary financial services provider.

Frank J. Massino, Chairman and Chief Executive Officer of Senetek, commented, “This is truly a great day for the Company and represents the final phase of our program to retire the senior notes, on which we made prepayments of $2.5 million and $1.6 million in 2003 and 2004. These notes were issued in 1999, when Senetek’s revenue picture and financial position were very different than they are today. With the guaranteed revenue stream provided by our contract with Valeant Pharmaceuticals, our other Kinetin licenses, the recent sale to Ranbaxy Pharmaceuticals of our Reliaject technology and equipment, our Invicorp licenses, our monoclonal antibodies guaranteed revenue stream, and our strong pipeline of new, proprietary skincare active ingredients, coupled with our significantly reduced overhead, we are today financially strong and poised to accelerate development of our core skincare and dermatological business. Silicon Valley Bank works with some 420 Bay Area life sciences companies and we believe it is an ideal financial partner for this exciting next stage which may open future doors of opportunity.”

About Silicon Valley Bank

Silicon Valley Bank provides diversified financial services to emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 27 U.S.

offices and three international operations. Silicon Valley Bank’s parent company is SVB Financial Group (Nasdaq: SIVB - News). More information on the company can be found at www.svb.com.

About Senetek PLC

Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skincare products primarily addressing photoaging and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in treating the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals International and The Body Shop and Revlon. Senetek’s researchers at the University of Aarhus, Denmark, are collaborating with the Institute of Experimental Botany, Prague, and other leading researchers to identify and evaluate additional new plant- derived biologically active compounds for this high growth field.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2004. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.